UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 12, 2011

______________________

PMC-Sierra, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

(408) 239-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Directors

On August 16, 2011, PMC-Sierra, Inc. (the “Company”) announced the appointment of Mr. Michael Klayko and Dr. Richard Nottenburg to the Board of Directors (the “Board”) of the Company, each to serve until the next annual meeting of stockholders or until his successors has been elected.  The appointments were effective on August 12, 2011.  To accommodate these appointments, the Board has increased its size from seven directors to nine directors, pursuant to the Board’s authority under the Company’s bylaws.

In connection with their appointment to the Board, Mr. Klayko and Dr. Nottenburg are each entitled to receive the standard compensation for a new director, effective as of May 5, 2011, including an annual Board retainer fee of $50,000, a stock option award to purchase 40,000 shares of the Company’s common stock, and an award of restricted stock units equal to approximately $100,000 in value according to the closing fair market value of the Company’s common stock on the grant date.  Directors may elect to receive equity in lieu of cash payments.  These grants will be processed in the ordinary course on the Company’s next prescheduled grant dates. The stock option will vest over twenty-four months in equal monthly installments and the restricted stock units will vest in two equal installments over two years.

The press release issued by the Company announcing the appointment of Mr. Klayko and Dr. Nottenburg is furnished herewith and attached hereto as Exhibit 99.1.

Item 8.01.            Other Events

On August 16, 2011, the Company also announced that Jonathan J. Judge will assume the role of Chairman of the Board of the Company, effective immediately.  Mr. Judge joined the Board in 2004 and serves as the chair of the Compensation committee and a member of the Board’s Audit committee.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1
Press release dated August 16, 2011, announcing the appointment of Mr. Michael Klayko and Dr. Richard Nottenburg to the Board of Directors of the Company and that Mr. Jonathan Judge is assuming the role of Chairman of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC. (Registrant)

By:	/s/ Alinka Flaminia
Alinka Flaminia Vice President, General Counsel, Corporate Secretary

Date: August 16, 2011